Exhibit 99.1

NEWS ANNOUNCEMENT

Conference Call:	Today, July 24, 2012 at 10:00 a.m. ET
Dial-in number:	212/231-2933
Webcast:	www.pngaming.com

Replay information provided below

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING REPORTS SECOND QUARTER REVENUE AND ADJUSTED EBITDA OF $712.6 MILLION AND $189.8 MILLION, RESPECTIVELY

- Establishes 2012 Third Quarter Guidance and Updates 2012 Full Year Guidance -

Wyomissing, Penn., (July 24, 2012) – Penn National Gaming, Inc. (PENN: Nasdaq) today reported second quarter operating results for the three months ended June 30, 2012, as summarized below:

Summary of Second Quarter Results

	Three Months Ended June 30,
(in millions, except per share data)	2012 Actual	2012 Guidance (2)	2011 Actual
Net revenues	$712.6	$711.0	$687.9
Adjusted EBITDA (1)	189.8	187.9	189.6
Less: Impact of stock compensation, insurance recoveries and deductible charges, depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, and other expenses	(123.1)	(120.5)	(113.6)
Net income	$66.7	$67.4	$76.0

Diluted earnings per common share	$0.63	$0.64	$0.71

(1)   Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, insurance recoveries and deductible charges, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of gain or loss from unconsolidated affiliates.  A reconciliation of net income (loss) per accounting principles generally accepted in the United States of America (“GAAP”) to adjusted EBITDA, as well as income (loss) from operations per GAAP to adjusted EBITDA, is included in the accompanying financial schedules.

(2)   The figures in this column present the guidance Penn National Gaming provided on April 19, 2012 for the three months ended June 30, 2012.

-more-

Review of Second Quarter 2012 Results vs. Guidance and Second Quarter 2011 Results

	Three Months
	Ended
	June 30, 2012
	Pre-tax	After-tax
	(in thousands)
Income, per guidance (1)	$110,496	$67,402
Property and unconsolidated affiliates results	2,632	1,553
Deal costs for Harrah’s St. Louis transaction	(751)	(473)
Foreign currency translation gain	1,154	726
Other	(565)	(333)
Income tax rate variance from guidance	—	(2,208)

Income, as reported	$112,966	$66,667

	Three Months Ended
	June 30,
	2012	2012 Guidance (1)	2011
Diluted earnings per common share	$0.63	$0.64	$0.71
Deal costs for Harrah’s St. Louis transaction and other	0.01	—	—
Foreign currency translation gain	(0.01)	—	—
Insurance deductible charges for Hollywood Casino Tunica flood	—	—	0.03
Final insurance settlement for Hollywood Casino Joilet fire	—	—	(0.10)
M Resort transaction costs	—	—	0.01
Income tax rate variance from guidance (2)	—	(0.02)	(0.10)

Diluted earnings per common share excluding items not included in guidance	$0.63	$0.62	$0.55

(1)   The guidance figures in the tables above present the guidance Penn National Gaming provided on April 19, 2012 for the three months ended June 30, 2012.

(2)   The variance from guidance for the three months ended June 30, 2011 related primarily to a FIN 48 reserve reversal.

Peter M. Carlino, Chairman and Chief Executive Officer of Penn National Gaming commented, “While second quarter regional gaming market revenues generally softened from the pace of the first quarter, six of the sixteen properties that Penn National Gaming operated for both periods recorded year-over-year revenue increases.  More significantly, eight of these sixteen properties generated adjusted EBITDA gains in the second quarter relative to the comparable year-ago period.  Reflecting these results, our second quarter revenue and adjusted EBITDA both exceeded guidance.  Reported adjusted EBITDA of $189.8 million reflects $2.6 million of property operating results that exceeded the expectations in our guidance and was inclusive of $8.0 million of total pre-opening expenses.  In addition, reported adjusted EBITDA was impacted by $0.8 million of costs not anticipated in the guidance related to our agreement during the second quarter to acquire Harrah’s St. Louis, which we anticipate will close in the fourth quarter.  The Company’s second quarter 2012 adjusted EBITDA margins declined compared to the prior year due to a $6.6 million increase in preopening and acquisition related transaction costs.  However, adjusted EBITDA margins are consistent for both periods once these costs are excluded.

“Overall, we’re pleased with our solid second quarter operating results, which were consistent with our guidance, including our assessment of the impact of new competition in some of our markets.  On a consolidated basis, second quarter results benefited from a full quarter’s contribution from M Resort which we owned for just one month during last year’s second quarter, as well as a full quarter’s contribution from our joint venture at Hollywood Casino at Kansas Speedway which opened February 3.  In addition, we benefited from approximately one month of results from Hollywood Casino Toledo which, to date, has performed very well.  Finally, we have seen continued positive results across the organization in terms of enhancing operating efficiencies and maintaining a disciplined approach to marketing and promotional activities.

“We were pleased to announce during the quarter that we further expanded the Company’s strong growth pipeline through our agreement to acquire Harrah’s St. Louis in an accretive transaction.  Harrah’s St. Louis will further expand Penn National’s regional operating platform with a facility that is well-positioned in a large metropolitan market.  The $610 million transaction price represents a multiple of 7.75 times the property’s trailing twelve month EBITDA, which effectively declines to 6.75 times due to the amortization of goodwill for tax purposes.  The acquisition will be funded through an add-on to our existing Senior Secured Credit Facility, which will result in a short-term increase in our total debt to adjusted EBITDA leverage ratio to 3.32 times from 2.79 times at June 30, 2012.

“We currently expect the Harrah’s St. Louis transaction to close in the fourth quarter of 2012, at which time we will re-brand Harrah’s St. Louis with the Company’s Hollywood-themed brand, which is now successfully deployed at twelve of our properties across the country.  We are currently establishing the budget for re-branding the facility, refreshing areas of the gaming floor and aligning our IT and reporting functions.  The St. Louis transaction represents yet another way for Penn National to sensibly leverage its strong balance sheet to further expand our property portfolio through return-focused investments.

“Near the end of the second quarter, the $320 million Hollywood Casino Toledo facility opened with more than 2,000 slot machines and 60 live tables, making it the first facility in Ohio to offer Las Vegas-style gaming and amenities on a single floor.  With more than 1,300 new full and part time positions – 90 percent of which have been hired locally -- Hollywood Casino Toledo is fulfilling its commitments to the voters of Ohio with respect to new employment, significant new tax revenues and other economic benefits.  We look forward to the successful launch of the $400 million Hollywood Casino Columbus early in the fourth quarter which will further Penn National’s positive economic impact on the State of Ohio.

“Elsewhere in Ohio, with the late June filing of our Video Lottery Terminal (VLT) license applications, as well as our formal request to relocate our Beulah Park racetrack in Columbus to the Mahoning Valley and Raceway Park in Toledo to Dayton, we are making measurable progress towards our planned construction of two new $150 million integrated racing and VLT facilities.  Like our other initiatives in Ohio, these new developments are expected to drive significant new employment opportunities, with each expected to create approximately 1,000 direct and indirect jobs and generate approximately 2,000 construction jobs combined.  As such, we view our Ohio investments as a win-win situation for the state, the host communities and Penn National.  The state will receive $125 million per facility in licensing and relocation fees, as well as a new recurring tax base, while the Company believes the facilities will deliver attractive returns on invested capital.

“We continue to evaluate other domestic regional gaming opportunities where we can leverage our strong balance sheet, proven development and operating disciplines and the value we bring to local communities.  In this regard, we are pursuing new gaming opportunities in Western Massachusetts; for our jointly owned racetracks in Texas; and in Maryland where we are advocating for legislative approval for slots at our Rosecroft Racetrack in Prince George’s County to help provide a long term solution for the state’s struggling horse racing industry.  Whether Governor O’Malley will call a Special Session of the Legislature to consider gaming expansion remains to be seen, but Penn National will continue to aggressively push for the inclusion of Rosecroft as a potential sixth gaming location in the state at the current gaming tax levels.

“We are disappointed with the Iowa Racing and Gaming Commission’s recent decision to not approve an extension of our operating agreement with our qualified sponsorship organization through March 2015 as well as their decision to request applications for a new land based facility in Sioux City.  We have filed a lawsuit to protect our interests and continue to explore our options related to this matter.

“Our revised 2012 guidance assumes, among other things, a continuation of recent consumer trends, the current expected opening date for our Columbus facility, and the impact to operating results in several markets related to new competition as outlined in the assumptions which precede the guidance later in this release.  We are confident that Penn National’s operation of new and existing facilities will offset the new competition and we project growth in free cash flow over the record levels expected to be generated in 2012.”

Development and Expansion Projects

The table below summarizes Penn National Gaming’s current facility development projects:

Project/Scope	New Gaming Positions	Planned Total Budget		Penn National’s Share of Planned Total Budget	Amount Expended through June 30, 2012	Expected Opening Date
		(in millions)
Kansas Speedway (KS) - Hollywood Casino at Kansas Speedway (KS) opened on February 3, 2012 and features a 95,000 square foot casino with 2,000 slot machines and 52 table games, parking to accommodate 3,000 vehicles (including a 1,253 space parking structure), and a range of fine and casual dining concepts.	2,375	$391	(1)	$145	$135.6	Opened February 3, 2012

Hollywood Casino Toledo (OH) - The casino opened on May 29, 2012 and features 2,000 slot machines, 60 table games and 20 poker tables, structured and surface parking, plus food and beverage outlets and entertainment lounge.	2,620	$320		$320	$294.2	Opened May 29, 2012

Hollywood Casino Columbus (OH) - Construction began with the April 25, 2011 groundbreaking for the Columbus Delphi site with a planned casino offering up to 3,000 slot machines, 70 table games and 30 poker tables, structured and surface parking, plus food and beverage outlets and entertainment lounge.	3,790	$400		$400	$195.3	Early Fourth Quarter 2012

Mahoning Valley Race Track (OH) - Full details and design of the project at Austintown’s Centrepointe Business Park are in the development stage, with a new Hollywood themed facility featuring a new racetrack and up to 1,500 video lottery terminals, as well as various restaurants, bars and other amenities.	1,500	$275	(2)	$250	$4.9	2014

Dayton Raceway (OH) - Full details and design of the project at the site of an abandoned Delphi Automotive plant are in the development stage, with our new Hollywood themed facility featuring a new racetrack and up to 1,500 video lottery terminals, as well as various restaurants, bars and other amenities.	1,500	$275	(2)	$250	$3.6	2014

(1) During the first quarter of 2012, the original planned budget of $411 million was reduced by $20 million.

(2) Includes a $75 million relocation fee in addition to a $50 million VLT license fee.

Financial Guidance

The table below sets forth current guidance targets for financial results for the 2012 third quarter and full year, based on the following assumptions:

•      Excludes the operating earnings and related financing costs, but includes preopening costs associated with the anticipated fourth quarter closing of the Harrah’s St. Louis acquisition;

•      Hollywood Casino Columbus opens early in the fourth quarter of 2012, with an impact on Hollywood Casino Lawrenceburg;

•      A continued impact from Scioto Downs on Hollywood Casino Lawrenceburg;

•      Maryland Live! has a significant increase in slot capacity in the fourth quarter with an expected impact to our Hollywood Casino at Charles Town Races, Hollywood Casino at Penn National Race Course and Hollywood Casino Perryville properties;

•      L’Auberge Baton Rouge opens in September 2012 with an impact to the Company’s Hollywood Casino Baton Rouge property;

•      Horseshoe Cincinnati does not open during 2012 (and thus, no impact is expected to Hollywood Casino Lawrenceburg);

•      No disruptions to Penn National’s Argosy Casino Sioux City facility arising from the ongoing negotiations with the City of Sioux City or the facility’s charitable sponsor or any related litigation or regulatory proceedings;

•      A total of $24.3 million in 2012 for preopening expenses, with $8.5 million projected to be incurred in the third quarter of 2012;

•      Depreciation and amortization charges in 2012 of $243.0 million, with $61.2 million projected to be incurred in the third quarter of 2012;

•      Estimated non-cash stock compensation expenses of $29.7 million for 2012, with $7.2 million of the cost incurred in the third quarter of 2012;

•      LIBOR is based on the forward curve;

•      A blended 2012 income tax rate of 39%;

•      Does not assume a reduction of the fully diluted weighted average shares related to the terms of the Series B Redeemable Preferred Stock if Penn National Gaming’s stock price exceeds $45;

•      A diluted share count of approximately 105.9 million shares for the full year; and,

•      There will be no material changes in applicable legislation, regulatory environment, world events, weather, recent consumer trends, economic conditions, or other circumstances beyond our control that may adversely affect the Company’s results of operations.

	Three Months Ending September 30,		Full Year Ending December 31,
(in millions, except per share data)	2012 Guidance	2011 Actual	2012 Revised Guidance	2012 Prior Guidance (2)	2011 Actual
Net revenues	$699.3	$710.9	$2,874.1	$2,872.5	$2,742.3
Adjusted EBITDA (1)	184.0	206.1	769.0	762.2	730.2
Less: Impact of stock compensation, insurance recoveries and deductible charges, depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, loss on early extinguishment of debt, and other expenses	(125.5)	(135.3)	(508.0)	(500.8)	(487.8)
Net income	$58.5	$70.8	$261.0	$261.4	$242.4

Diluted earnings per common share	$0.55	$0.66	$2.46	$2.48	$2.26

(1)   Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, insurance recoveries and deductible charges, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of gain or loss from unconsolidated affiliates.

(2)   These figures present the guidance Penn National provided on April 19, 2012 for the full year ending December 31, 2012.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information – Operations

(in thousands) (unaudited)

	NET REVENUES		ADJUSTED EBITDA
	Three Months Ended June 30,		Three Months Ended June 30,
	2012	2011	2012	2011
Midwest (1)	$217,975	$214,403	$66,796	$68,445
East/West (2)	348,652	318,614	98,379	90,598
Southern Plains (3)	137,405	146,509	46,691	48,591
Other (4)	8,519	8,353	(22,068)	(18,011)
Total	$712,551	$687,879	$189,798	$189,623

	NET REVENUES		ADJUSTED EBITDA
	Six Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Midwest (1)	$423,086	$428,214	$129,835	$135,011
East/West (2)	719,281	606,997	204,391	170,902
Southern Plains (3)	287,125	301,600	100,576	102,455
Other (4)	19,118	18,091	(44,264)	(40,710)
Total	$1,448,610	$1,354,902	$390,538	$367,658

(1)   Our Midwest segment consists of the following properties: Hollywood Casino Lawrenceburg, Hollywood Casino Aurora, Hollywood Casino Joliet, Argosy Casino Alton, and Hollywood Casino Toledo, which opened on May 29, 2012.  It also includes our Casino Rama management service contract, as well as Hollywood Casino Columbus, which is currently under construction and scheduled to open early in the fourth quarter of 2012.  Results for the three and six months ended June 30, 2012 included preopening charges of $8.0 million and $12.7 million, respectively, as compared to preopening charges of $0.4 million and $0.8 million for the three and six months ended June 30, 2011, respectively.

(2)   Our East/West segment consists of the following properties: Hollywood Casino at Charles Town Races, Hollywood Casino Perryville, Hollywood Casino Bangor, Hollywood Casino at Penn National Race Course, Zia Park Casino, and M Resort which was acquired on June 1, 2011. Results for the six months ended June 30, 2012 included preopening charges of $0.3 million.  Results for the three month and six month period ended June 30, 2011 included acquisition related transaction costs associated with the M Resort of $1.0 million and $1.3 million, respectively.

(3)   Our Southern Plains segment consists of the following properties: Argosy Casino Riverside, Argosy Casino Sioux City, Hollywood Casino Baton Rouge, Hollywood Casino Tunica, Hollywood Casino Bay St. Louis, Boomtown Biloxi, and our 50% joint venture interest in Kansas Entertainment, LLC (“Kansas Entertainment”), which owns Hollywood Casino at Kansas Speedway that opened February 3, 2012.  Results for the six months ended June 30, 2012 included our share of the joint venture’s preopening charges of $1.4 million, as compared to preopening charges of $0.8 million and $1.0 million for the three and six months ended June 30, 2011, respectively.

(4)   Our Other segment consists of our standalone racing operations, namely Beulah Park, Raceway Park, Rosecroft Raceway, Sanford Orlando Kennel Club, and our joint venture interests in Freehold Raceway, Maryland Jockey Club (which was sold in July 2011), Sam Houston Race Park and Valley Race Park.  If the Company is successful in obtaining gaming operations at these locations, they would be assigned to one of our regional executives and reported in their respective reportable segment. The Other segment also includes our Bullwhackers property and our corporate overhead operations.  Results for the three and six months ended June 30, 2012 included corporate overhead costs of $21.3 million and $43.4 million, respectively, as compared to corporate overhead costs of $18.5 million and $38.4 million for the three and six months ended June 30, 2011, respectively.  Additionally, results for the three and six month period ended June 30, 2012 includes transaction costs of $0.8 million associated with the Harrah’s St. Louis acquisition whereas the results for the six month period ended June 30, 2011 included transaction costs of $0.3 million associated with the Rosecroft Raceway acquisition.

Reconciliation of Adjusted EBITDA to Net income (GAAP)

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Adjusted EBITDA	$189,798	$189,623	$390,538	$367,658
(Gain) loss from unconsolidated affiliates	(1,054)	(431)	(2,739)	1,923
Depreciation and amortization	(56,791)	(54,230)	(110,128)	(107,388)
Charge for stock compensation	(7,396)	(6,124)	(15,307)	(12,349)
Insurance recoveries, net of deductible charges	3,366	11,555	7,229	13,249
Gain on disposal of assets	92	199	1,037	234
Income from operations	$128,015	$140,592	$270,630	$263,327
Interest expense	(17,823)	(26,109)	(35,866)	(55,135)
Interest income	246	96	465	149
Gain (loss) from unconsolidated affiliates	1,054	431	2,739	(1,923)
Other	1,474	(701)	471	(2,344)
Taxes on income	(46,299)	(38,320)	(93,153)	(76,557)
Net income	$66,667	$75,989	$145,286	$127,517

Reconciliation of Income (loss) from operations (GAAP) to Adjusted EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information

(in thousands) (unaudited)

Three Months Ended June 30, 2012

	Midwest	East/West	Southern Plains	Other	Total
Income (loss) from operations	$47,139	$76,732	$37,532	$(33,388)	$128,015
Charge for stock compensation	—	—	—	7,396	7,396
Insurance recoveries, net of deductible charges	—	—	(3,366)	—	(3,366)
Depreciation and amortization	19,645	21,784	11,212	4,150	56,791
Loss (gain) on disposal of assets	12	(137)	37	(4)	(92)
Gain (loss) from unconsolidated affiliates (1)	—	—	1,276	(222)	1,054
Adjusted EBITDA	$66,796	$98,379	$46,691	$(22,068)	$189,798

Three Months Ended June 30, 2011

	Midwest	East/West	Southern Plains	Other	Total
Income (loss) from operations	$69,809	$69,485	$29,284	$(27,986)	$140,592
Charge for stock compensation	—	—	—	6,124	6,124
Insurance recoveries, net of deductible charges	(16,844)	—	5,289	—	(11,555)
Depreciation and amortization	15,609	21,116	14,841	2,664	54,230
Gain on disposal of assets	(129)	(3)	(19)	(48)	(199)
(Loss) gain from unconsolidated affiliates	—	—	(804)	1,235	431
Adjusted EBITDA	$68,445	$90,598	$48,591	$(18,011)	$189,623

Six Months Ended June 30, 2012

	Midwest	East/West	Southern Plains	Other	Total
Income (loss) from operations	$93,422	$160,622	$82,243	$(65,657)	$270,630
Charge for stock compensation	—	—	—	15,307	15,307
Insurance recoveries, net of deductible charges	—	—	(7,229)	—	(7,229)
Depreciation and amortization	37,197	44,026	22,600	6,305	110,128
(Gain) loss on disposal of assets	(784)	(257)	8	(4)	(1,037)
Gain (loss) from unconsolidated affiliates (1)	—	—	2,954	(215)	2,739
Adjusted EBITDA	$129,835	$204,391	$100,576	$(44,264)	$390,538

Six Months Ended June 30, 2011

	Midwest	East/West	Southern Plains	Other	Total
Income (loss) from operations	$122,484	$129,223	$68,793	$(57,173)	$263,327
Charge for stock compensation	—	—	—	12,349	12,349
Insurance recoveries, net of deductible charges	(18,538)	—	5,289	—	(13,249)
Depreciation and amortization	31,252	41,683	29,505	4,948	107,388
Gain on disposal of assets	(187)	(4)	(6)	(37)	(234)
Loss from unconsolidated affiliates	—	—	(1,126)	(797)	(1,923)
Adjusted EBITDA	$135,011	$170,902	$102,455	$(40,710)	$367,658

(1)   On February 3, 2012, our joint venture in Kansas Entertainment commenced operations of Hollywood Casino at Kansas Speedway.  We record 50% of the joint venture’s earnings in our gain from unconsolidated affiliates line which includes the impact of depreciation and amortization expense. Our 50% share of depreciation and amortization expense was $2.8 million and $4.5 million for the three and six months ended June 30, 2012, respectively.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Revenues
Gaming	$634,846	$622,873	$1,290,923	$1,231,984
Food, beverage and other	109,955	94,391	222,863	179,680
Management service fee	3,614	4,037	7,057	7,354
Revenues	748,415	721,301	1,520,843	1,419,018
Less promotional allowances	(35,864)	(33,422)	(72,233)	(64,116)
Net revenues	712,551	687,879	1,448,610	1,354,902

Operating expenses
Gaming	330,875	327,033	671,044	647,789
Food, beverage and other	84,985	75,257	172,789	143,849
General and administrative	115,251	102,322	231,248	205,798
Depreciation and amortization	56,791	54,230	110,128	107,388
Insurance recoveries, net of deductible charges	(3,366)	(11,555)	(7,229)	(13,249)
Total operating expenses	584,536	547,287	1,177,980	1,091,575
Income from operations	128,015	140,592	270,630	263,327

Other income (expenses)
Interest expense	(17,823)	(26,109)	(35,866)	(55,135)
Interest income	246	96	465	149
Gain (loss) from unconsolidated affiliates	1,054	431	2,739	(1,923)
Other	1,474	(701)	471	(2,344)
Total other expenses	(15,049)	(26,283)	(32,191)	(59,253)

Income from operations before income taxes	112,966	114,309	238,439	204,074
Taxes on income	46,299	38,320	93,153	76,557
Net income	$66,667	$75,989	$145,286	$127,517

Earnings per common share:
Basic earnings per common share	$0.70	$0.79	$1.54	$1.32
Diluted earnings per common share	$0.63	$0.71	$1.37	$1.19

Weighted-average common shares outstanding:
Basic	76,257	78,387	76,126	78,275
Diluted	106,130	107,523	105,875	107,247

Diluted Share Count Methodology

Reflecting the issuance of 12,500 shares on October 30, 2008 of the $1.25 billion, zero coupon, Series B Redeemable Preferred Stock and the repurchase of 225 shares in the first quarter of 2010, Penn National Gaming is required to adjust its diluted weighted average outstanding share count for the purposes of calculating diluted earnings per share as follows:

•      When the price of Penn National Gaming’s common stock is less than $45, the diluted weighted average outstanding share count is increased by 27,277,778 shares (regardless of how much the stock price is below $45);

•      When the price of Penn National Gaming’s common stock is between $45 and $67, the diluted weighted average outstanding share count will be increased by an amount which can be calculated by dividing the $1.23 billion (face value) by the current price per share.  This will result in an increase in the diluted weighted average outstanding share count of between 18,320,896 shares and 27,277,778 shares depending on the current share price; and,

•      When the price of Penn National Gaming’s common stock is above $67, the diluted weighted average outstanding share count will be increased by 18,320,896 shares (regardless of how much the stock price exceeds $67).

Reconciliation of Non-GAAP Measures to GAAP

Adjusted EBITDA, or earnings before interest, taxes, stock compensation, insurance recoveries and deductible charges, depreciation and amortization, gain or loss on disposal of assets, and other income or expenses, and inclusive of gain or loss from unconsolidated affiliates, is not a measure of performance or liquidity calculated in accordance with GAAP.  Adjusted EBITDA information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry.  In addition, management uses adjusted EBITDA as the primary measure of the operating performance of its segments, including the evaluation of operating personnel.  Adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure of performance determined in accordance with GAAP.  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in adjusted EBITDA.  It should also be noted that other gaming companies that report adjusted EBITDA information may calculate adjusted EBITDA in a different manner than the Company.  Adjusted EBITDA is presented as a supplemental disclosure, as management believes that it is a principal basis for the valuation of gaming companies, as this measure is considered by many to be a better indicator of the Company’s operating results than diluted net income (loss) per GAAP.  A reconciliation of the Company’s adjusted EBITDA to net income (loss) per GAAP, as well as the Company’s adjusted EBITDA to income (loss) from operations per GAAP, is included in the accompanying financial schedules.

A reconciliation of each segment’s adjusted EBITDA to income (loss) from operations is included in the financial schedules herein.  On a segment level, adjusted EBITDA is reconciled to income (loss) from operations per GAAP, rather than net income (loss) per GAAP due to, among other things, the impracticability of allocating interest expense, interest income, income taxes and certain other items to the Company’s segments on a segment-by-segment basis.  Management believes that this presentation is more meaningful to investors in evaluating the performance of the Company’s segments and is consistent with the reporting of other gaming companies.

Conference Call, Webcast and Replay Details

Penn National Gaming is hosting a conference call and simultaneous webcast at 10:00 am ET today, both of which are open to the general public.  The conference call number is 212/231-2933; please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.pngaming.com; allow 15 minutes to register and download and install any necessary software.  A replay of the call can be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com in the “Investors” section (select link for “Press Releases”).

About Penn National Gaming

Penn National Gaming, through its subsidiaries, owns, operates or has ownership interests in gaming and racing facilities with a focus on slot machine entertainment.  The Company presently operates twenty-seven facilities in nineteen jurisdictions, including Colorado, Florida, Illinois, Indiana, Iowa, Kansas, Louisiana, Maine, Maryland, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario.  In aggregate, Penn National’s operated facilities feature approximately 31,700 gaming machines, 725 table games, 2,400 hotel rooms and 1.35 million square feet of gaming floor space. Penn National is currently developing a casino in Columbus, Ohio targeted to open in early in the fourth quarter of 2012, and has agreed to acquire Harrah’s St. Louis gaming and lodging facility from Caesars Entertainment with the transaction expected to close in the fourth quarter of 2012.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  Although Penn National Gaming, Inc. and its subsidiaries (collectively, the “Company”) believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: our ability to receive and maintain, or delays in obtaining, the regulatory approvals required to own, develop and/or operate our facilities, or other delays or impediments to completing our planned acquisitions or projects, including favorable resolution of any related litigation, including the recent appeal by the Ohio Roundtable addressing the legality of video lottery terminals in Ohio and the lawsuit to protect our interests in Iowa; our ability to secure state and local permits and approvals necessary for construction; construction factors, including delays, unexpected remediation costs, local opposition and increased cost of labor and materials; our ability to receive timely regulatory approval for and to otherwise complete our planned acquisition of Harrah’s St. Louis (failure to do so could, among other things, result in the loss of certain deposits); our ability to successfully integrate Harrah’s St. Louis into our existing business; our ability to reach agreements with the thoroughbred and harness horseman in Ohio and to otherwise maintain agreements with our horseman, pari-mutuel clerks and other organized labor groups; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as a smoking ban at any of our facilities); the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; the activities of our competitors and the emergence of new competitors (traditional and internet based); increases in the effective rate of taxation at any of our properties or at the corporate level; our ability to identify attractive acquisition and development opportunities and to agree to terms with partners for such transactions; the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; our expectations for the continued availability and cost of capital; the outcome of pending legal proceedings; changes in accounting standards; our dependence on key personnel; the impact of terrorism and other international hostilities; the impact of weather; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC.  The Company does not intend to update publicly any forward-looking statements except as required by law.

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